Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZURN WATER SOLUTIONS CORPORATION

July 1, 2022

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”), Zurn Water Solutions Corporation, a Delaware corporation duly organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

1.                  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation and ARTICLE I is hereby deleted in its entirety and replaced with the following:

“ARTICLE I

NAME

The name of the corporation is Zurn Elkay Water Solutions Corporation.”

2.                  That the amendment to the Corporation’s Amended and Restated Certificate of Incorporation herein certified was duly adopted and declared advisable by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date first above written.

ZURN WATER SOLUTIONS CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]